Exhibit 10.5

Master Services Agreement

This Master Services Agreement (this “Agreement”) is entered into as of August 10, 2023 (the “Effective Date”), by and between Cryo-Cell International, Inc., (“Customer”) and Emmes Biopharma Services LLC and its Affiliates and Subsidiaries (“Emmes”), a Maryland limited liability company with its principal address in Maryland at 401 North Washington Street, Suite 700, Rockville, Maryland 20850, (hereinafter Emmes and Customer may be individually referred to as “Party” and collectively referred to as “Parties”).

RECITALS

WHEREAS, Emmes is a global contract research organization engaged in the business of providing products and services for biomedical research and clinical trials, including computer systems development, data management, clinical study monitoring and operational support; and

WHEREAS, Customer desires to engage the services of Emmes; and

WHEREAS, the Parties agree that all terms and conditions of this Agreement apply to each Party’s respective Affiliates and Subsidiaries, and whenever used in this Agreement, the terms “Affiliates” and “Subsidiaries” mean and include any corporation, partnership, limited partnership, or joint venture in which at least 50% of the equity is owned directly or indirectly by the relevant Party; and

WHEREAS, Emmes has agreed to render such services on the terms and conditions set forth in the Agreement.

NOW, THEREFORE, the Parties, in consideration of the foregoing recitals and the mutual covenants, agreements, representations, and warranties contained herein, and with the intent to be legally bound, agree as follows:

1.
SERVICES TO BE PROVIDED; SCOPE OF WORK

1.1.
Emmes agrees to provide certain services as requested by Customer through a Work Order (as hereinafter defined) during the term of this Agreement and subject to the terms and conditions contained herein. A “Work Order,” a sample of which is attached hereto as Exhibit 1 and made a part hereof, shall mean a negotiated document between the Parties that outlines the specific services or scope of work to be performed by Emmes (the “Services”), the protocol for performance of the Services (the “Protocol”), and the budget to be followed by Emmes and paid by Customer (the “Budget”). Upon execution, each Work Order will be deemed to be a part of and governed by this Agreement. Services pursuant to a Work Order shall not commence until this Agreement is executed by both Parties, or a written authorization to proceed with the Work Order from Customer is received. The Parties agree to perform their respective obligations under each Work Order in strict compliance with the Work Order, which may be amended from time to time. The Parties shall not deviate from the Services, the Budget, the Protocol, or the Work Order generally, or any amendments thereto, including without limitation, any relevant timelines and delivery dates, which are specifically bargained for hereunder.

1.2.
The Parties acknowledge and agree that Emmes may utilize independent contractors and/or its Affiliates or Subsidiaries for the performance of certain portions of each Work Order but that Emmes shall be responsible for the provision of all personnel, facilities, equipment, labor and other requirements reasonably necessary to carry out the Work Order. Emmes may perform the Work Order at the premises of Emmes or at such other location as may be agreed in writing between Emmes and Customer.

1.3.
In the event that the Parties agree to additions or changes to the Work Order, including, but not limited to, the Services, the Protocol, and the Budget, an amendment will be prepared and signed by the Parties before commencement of additional or different work. Each amendment will describe in sufficient detail any changes to the Work Order and will stipulate any charges or price for the additional work in accordance with the mutual agreement of the Parties.

1.4.
In carrying out its responsibilities under this Agreement, Emmes shall comply with all laws, rules, regulations and standards within the industry and scientific community applicable to the conduct of the Services, including all written requirements of any applicable Institutional Review Boards (“IRBs”) or Independent Ethics Committees (“IECs”). Emmes will conduct the Services in compliance with specific regulatory requirements as applicable or set forth in the Work Order.

1.5.
In carrying out its responsibilities under this Agreement, Customer shall comply with all applicable laws, regulations and guidelines, including, but not limited to, those pertaining to data privacy relating to any participant in the database system obtained, collected, developed or processed under this Agreement (“Trial Data”) (such as obtaining any required subject consent or authorization to allow Emmes access to any information as may be necessary to carry out its responsibilities hereunder); all applicable ethics codes, principles and industry standards (such as the International Conference on Harmonisation Harmonized Tripartite Guidelines for Good Clinical Practice), as well as with all written requirements of any applicable IRBs/IECs.

2.
RELATIONSHIP OF THE PARTIES

2.1.
Emmes shall exercise professional judgment in the performance of the Services, subject to the terms and conditions of each Work Order and this Agreement.

2.2.
Notwithstanding any provision herein to the contrary or any course of conduct between the Parties, the Parties hereto are independent contractors, and nothing contained in this Agreement or in any Work Order shall be construed to place them in the relationship of partners, principal and agent, employer and employee, or joint-venturers. Each Party agrees that it shall have no power or right to bind or obligate the other; neither Party shall hold itself out as having such authority.

2.3.
Customer shall not be responsible for providing or paying any benefits (including, but not limited to, unemployment, disability, insurance, or medical, and any pension or profit sharing plans) to Emmes or Emmes’ employees, officers, or directors, or any other persons retained or used to perform the Services, including independent contractors, subcontractors, and agents approved by Customer in writing (collectively, “Emmes Personnel”). Customer shall not be responsible for any federal, state, or local income tax withholding, contributions to mandatory health, pension, social or any other insurance, or similar withholdings, or payment of any overtime wages or workers’ compensation, or compliance with any laws, rules or regulations governing employees, as to any Emmes Personnel. Except as set forth in Section 11, Customer has no obligation to Emmes to maintain insurance to cover the risk, if any, that Emmes creates in performing the Services under this Agreement. Emmes represents that it is an independent business and that it retains the right to exercise full control over the employment, direction, compensation and discharge of all Emmes Personnel performing any Services.

2.4.
Emmes agrees that it is and will continue to be solely responsible for: (i) all matters relating to the payment of compensation and provision of benefits to Emmes Personnel; and (ii) compliance with all applicable laws, rules and regulations governing treatment of such Emmes Personnel, including, but not limited to, all applicable laws, rules and regulations governing taxation, unemployment, occupational safety and health, and discrimination.

2.5.
Emmes’ performance depends upon Customer’s timely and effective cooperation in connection with the Services, including providing Emmes with reasonable and timely access to appropriate data, information, and appropriately skilled Customer personnel as communicated to Emmes by Customer. Emmes will not be liable for any failure to perform, to the extent that the failure is caused by Customer’s lack of cooperation. Emmes may rely upon the accuracy and completeness of data, material, and other information furnished by Customer, without any independent investigation or verification.

3.
PAYMENTS

3.1.
In consideration for the Services to be rendered by Emmes under each Work Order, Customer will make payments in accordance with the Budget and payment schedule attached to each applicable Work Order.
3.2.
Unless otherwise specified in the applicable Work Order, upon the execution of each Work Order, Customer shall pay a deposit amount as agreed to by both Parties. Thereafter, Emmes shall invoice Customer monthly for the Services provided. Each invoice shall identify the applicable Work Order number. Provided that the Services have been performed satisfactorily and in accordance with this Agreement and the applicable Work Order, as determined by Customer, acting reasonably, all such invoices shall be payable by Customer within forty five (45) days of receipt by Customer. Notwithstanding anything in this Section 3 to the contrary, if an invoice or any portion thereof is the subject of a dispute, Customer may withhold payment of any disputed amounts pending resolution of the dispute and pay the undisputed amount. In such event of dispute, Customer will provide prompt notice of said dispute. The Parties shall cooperate in good faith to promptly resolve any invoicing disputes. Emmes may charge the Customer interest on the overdue balance at a rate of one and one-half percent (1.5%) per calendar month of delay (or at a lower rate if such lower rate is set forth by the laws applicable to the Services) from the date the payment was due until the Customer pays the account in full.

3.3.
The banking information for payments to Emmes via wire transfer is: Bank Name:

Manufacturers and Traders Trust Company

Bank address:

1 Research Court, Suite 400 Rockville, Maryland 20850 USA To the benefit of:

Emmes Biopharma Services LLC401 North Washington Street, Suite 700 Rockville, Maryland 20850

Name on Account: EMMES BIOPHARMA SERVICES LLC

Account Number: 9883490014

Account Type: Checking

ABA for receiving ACH: 052000113 ABA for receiving wires: 022000046

SWIFT: MANTUS33

3.4.
All payments to Emmes for the performance of the Services are inclusive of all taxes, with the exception of any sales, use, excise, goods, services taxes, or tariffs or Value Added Tax (“VAT”), as the case may be (collectively referred to as “Sales Taxes”). Should applicable laws require so, Emmes will list any Sales Tax amounts for which Customer is responsible under this Agreement or any Work Order as a separate line item in the applicable invoice. Customer will reimburse Emmes for any Sales Taxes paid by Emmes or, prior to payment, provide Emmes with valid tax exemption certificates. Emmes shall provide appropriate invoices, other documentation and information as may be reasonably required so that Customer may make a claim for any input tax credit, set off, rebate or refund for or in relation to any Sales Taxes included in any payment under or in connection with this Agreement or any Work Order.
4.
CONFIDENTIAL AND PROPRIETARY INFORMATION

4.1.
All information disclosed by one Party to the other and all documents submitted by one Party to the other, whether in written, graphic, oral, photographic, electronic or any other form, shall be deemed “Confidential Information,” which includes, without limitation, Trial Data and other clinical data, reports, materials, know-how, methods, techniques, inventions, processes, improvements, procedures, manuals, personnel data, financial information, computer technical expertise, and other intellectual properties and assets relating to: (i) the disclosing Party’s business operations, clinical studies, procedures, methods, software, or pricing; or (ii) the research, development, manufacture, characteristics, use, testing, packaging, labeling, storage, distribution, processing, products or medical device to which the Services pertain, the Work Product (as hereinafter defined), each Party’s Intellectual Property (as hereinafter defined), personal information, any other research, compilations, specifications, data, studies, reports, technical information, papers or other documents prepared or derived from the Services and all proprietary information of a Party during the Term hereof, whether or not marked or designated as confidential, and such other information as a Party may disclose to the other during the Term.

4.2.
A Party shall use Confidential Information of the other Party only for the purposes of performing its obligations under this Agreement and any Work Order(s).

4.3.
Each Party shall protect Confidential Information of the other Party by using at least the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of Confidential Information as such Party uses to protect its own confidential information of a like nature. Each receiving Party shall not disclose or divulge Confidential Information of the other Party to anyone except to those of such receiving Party’s or its Affiliates’ or Subsidiaries’ directors, employees, agents or consultants who need to know to perform obligations under this Agreement, are bound in writing to keep such information confidential and who are bound not to use same except to provide Services hereunder. Each Party shall be responsible and liable for any breach of this Section 4 by any of its Affiliates’ or Subsidiaries’ directors, employees, officers, agents or consultants.

4.4.
This Agreement imposes no confidentiality obligation upon any Party with respect to information that: (a) is already lawfully known to the receiving Party at the time of disclosure (other than through prior disclosure by the disclosing Party) as evidenced by written records of the receiving Party; (b) is or becomes a matter of public knowledge or part of the public domain through no fault of the receiving Party; (c) is independently developed by the receiving Party without benefit of the disclosing Party’s Confidential Information as evidenced by the receiving Party’s written records; (d) is rightfully received from a third party which is not under and does not thereby breach an obligation of confidentiality to the disclosing Party; or (e) is otherwise disclosed by the receiving Party with the disclosing Party’s prior written approval.

4.5.
Notwithstanding anything contained in this Agreement to the contrary, a receiving Party may disclose Confidential Information to the extent required to respond to subpoena or other compulsory legal process, provided in all cases that such receiving Party takes reasonable and lawful actions to avoid or minimize the extent of such disclosure and notifies the disclosing Party in writing as far in advance of the date of disclosure as is reasonably feasible so that such disclosing Party may take steps to seek to prevent or limit disclosure.

4.6.
Both Parties hereby acknowledge and agree that each Party’s Confidential Information is a commercially valuable, confidential asset of such Party, reflecting the investment of considerable time, effort, and money in the development of the design and specifications and marketing strategies for various products or services. In the event of any actual or threatened violations or breaches of Section 4 by a Party or such Party’s representatives, the Party agrees that the other Party shall be entitled to seek all legal and equitable remedies afforded it by law, including preliminary and permanent injunctive relief to enforce the terms of Section 4, without the necessity of a bond, or a decree of specific performance, and without the necessity of such Party showing actual damages or that monetary damages would not afford an adequate remedy. In addition to any and all other forms of relief, a Party may recover from the breaching Party all reasonable costs and attorneys’ fees incurred in seeking such legal or equitable remedy.

5.
WORK PRODUCT AND INTELLECTUAL PROPERTY

5.1.
“Work Product” shall mean the deliverables supplied to Customer under this Agreement, including, but not limited to, all documentation, reports, records, data, specimens, and all work in progress and work output. All Work Product generated pursuant to this Agreement, exclusive of Emmes’ existing proprietary software, technology, inventions and know-how, including, but not limited to, its proprietary electronic data capture software, Advantage eClinical®, and any related components, including, but not limited to, the GlobalTraceSM Specimen Tracking System (“Software”), and any other Software licensed pursuant to this Agreement (collectively, “Emmes Technology”) or preexisting know-how, concepts, formulas, techniques, processes, ideas, writings, industrial and other designs, patents, copyrights, trademarks, service marks, and other forms of intellectual property, trade secrets or utility models, whether or not copyrighted or patented or registered or protected, or capable of such registration or protection (collectively, “Intellectual Property”) of Emmes or the intellectual property or software of third parties, shall be owned by Customer, and Customer shall have a worldwide royalty-free right to access and use the Work Product for any purpose, including, but not limited to, the development, commercialization and distribution of any Customer drug, product, or device. While not contemplated under this Agreement, in the event an invention is conceived or reduced to practice by a Party in the course of the Project, such Party shall own all right title and interest in such invention; provided however, nothing in this subsection shall be construed as limiting the worldwide use of the Work Product by Customer or granting any rights in or to the Emmes Technology or preexisting Intellectual Property of Emmes. All products, software, invention(s), or other Intellectual Property developed by Emmes independently of, and without recourse or reference to, any Confidential Information of Customer or Work Product, and independently of any other data, equipment or facilities supplied pursuant to this Agreement, shall remain the exclusive property of Emmes.

5.2.
Emmes agrees to assign (or cause to be assigned) to Customer all rights, title, and interest in and to the Work Product.

5.3.
All Work Product shall be original creations for Customer and shall not knowingly infringe any patent, copyright or other proprietary right of a third party. Any and all discoveries made during the course of this Agreement regarding the Emmes Technology or preexisting Intellectual Property of Emmes (other than the Work Product) shall remain the exclusive property of and be owned by Emmes.

5.4.
Except for a software license or SaaS use agreement granted by Emmes to Customer pursuant to a separate agreement, Customer understands that it is obtaining no legal right, title, or interest in or to any Emmes Technology, preexisting Intellectual Property of Emmes, or Confidential Information of Emmes. Except as expressly provided otherwise herein, nothing in this Agreement shall be construed to transfer or convey any ownership or any right, title or interest in or to any Intellectual Property or Confidential Information, materials, equipment or technology owned by either Party. Except as expressly provided otherwise herein, nothing in this Agreement shall be construed as a license or sublicense by any Party to another Party of any Intellectual Property, Confidential Information, materials or technology owned by such Party. Customer shall pay Emmes the applicable license or use fee for any Software that is used by Emmes in the performance of the Services or licensed to Customer, as set forth in the applicable Work Order.

5.5.
Customer acknowledges and agrees that Emmes is the sole owner of all rights in and to all Emmes Technology, including, but not limited to, the Software, all database programs, formulas, modifications, and algorithms including but not limited to, all copyrights, patent rights, trademarks, service marks, the ideas and expressions thereof contained in the software, and all disks, documentation and other physical embodiments of the Software. Nothing contained herein shall be deemed to convey to Customer any title or ownership interest in or to the Software or any Emmes Technology. Customer agrees that it shall not develop separate software applications of any kind derived from Emmes Technology, the user's documentation, or any other proprietary information of Emmes. Customer shall not attempt or assist others in attempting to copy, modify, disassemble, or reverse engineer any Emmes Technology. Customer shall maintain Emmes’ trademark and copyright notices on any software documentation and shall reproduce such notice on any copies in whole or in part.

6.
REPRESENTATIONS OF EMMES Emmes represents, warrants and covenants that:

6.1.
The Emmes Personnel, which includes independent contractors and/or EMMES Affiliates or Subsidiaries, used to provide Services, the Services rendered, and any Work Product provided pursuant to this Agreement and each Work Order shall comply with and conform to all applicable federal and state laws, statutes, rules, regulations and orders (including all applicable approval and qualification requirements there under), including without limitation, the US Food, Drug and Cosmetic Act as applicable and as amended, and all applicable regulations thereunder, and with adherence to Good Clinical Practices (“GCP”), the provisions of this Agreement, the applicable Work Order, and the Protocol to which such Work Order relates (if applicable).

6.2.
Emmes has all licenses, permits and authorizations necessary or required by applicable law or regulation to perform all Services required to be performed pursuant to this Agreement and any Work Order;

6.3.
Emmes’ Personnel are professionally trained and duly qualified and have the equipment, experience and expertise to perform the Services set forth in any Work Order signed by it, and that all such Services shall be performed in a manner commensurate with professional standards generally applicable in the industry. If Customer notifies Emmes that any of its staff fail to demonstrate those skills, Emmes will use commercially reasonable efforts to promptly provide Customer with a suitable replacement;

6.4.
The execution, delivery and performance of this Agreement by Emmes has been duly authorized by all requisite corporate action; this Agreement constitutes Emmes’ legal, valid and binding obligation, enforceable against Emmes in accordance with the terms hereof; and the execution, delivery and performance of this Agreement by Emmes will not violate or conflict with any other agreement or instrument to which Emmes is a party;

6.5.
To the best of its knowledge, Emmes does not and will not employ or contract with any person who is or has in the past been suspended or debarred by the United States Food and Drug Administration under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act or convicted under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act, or under any other applicable law;

6.6.
Emmes will not enter into any Work Order unless it has sufficient time to dedicate to the provision of the Services to ensure that the Services are completed within any time frames or deadlines set forth in such Work Order.

7.
REPRESENTATIONS OF CUSTOMER Customer represents, warrants and covenants that:

7.1.
Any Customer products provided pursuant to this Agreement and each Work Order shall comply with and conform to all applicable federal and state laws, statutes, rules, regulations and orders (including all applicable approval and qualification requirements there under), including without limitation the Federal Food, Drug and Cosmetic Act, as amended, and the applicable regulations there under.

7.2.
Customer has all licenses, permits and authorizations necessary or required by applicable law or regulation to perform its obligations pursuant to this Agreement and any Work Order;

7.3.
The execution, delivery and performance of this Agreement by Customer has been duly authorized by all requisite corporate action; this Agreement constitutes Customer’s legal, valid and binding obligation, enforceable against Customer in accordance with the terms hereof; and the execution, delivery and performance of this Agreement by Customer will not violate or conflict with any other agreement or instrument to which Customer is a party.

7.4.
Customer shall commit such resources that are reasonably necessary to perform Customer’s obligations under each Work Order and that are reasonably necessary to enable Emmes to perform its obligations hereunder.

8.
TERM AND TERMINATION

8.1.
The term of this Agreement shall commence on the Effective Date and shall continue for five (5) years. unless extended by the Parties in writing (the “Term”). At any time prior to the expiration of the Term, the Parties may by mutual agreement, extend the Term for such additional periods as they may agree.

8.2.
This Agreement may be terminated as follows:

(i)
Customer may terminate this Agreement without cause, upon seven (70) days’ written notice to Emmes;

(ii)
either Party may terminate this Agreement immediately upon either Party becoming bankrupt or making an assignment for the benefit of creditors, or upon a receiver or trustee in bankruptcy being appointed for either Party, or upon any proceeding in bankruptcy, receivership, or liquidation being instituted against a Party and continuing for 30 days without being dismissed, or upon a Party otherwise ceasing to exist; or

(iii)
either Party may terminate this Agreement in the event of a material breach in the performance or observance of the other Party’s obligations under this Agreement and failure of the other Party to remedy or cure such default within 30 days after receiving written notice of the default from the non-defaulting Party. For purposes of this Agreement, any delay in payment by Customer exceeding 90 days past the due date may be considered a material breach in performance of Customer’s obligations hereunder.

8.3.
Work Orders under this Agreement may be terminated as follows:

(i)
Customer may terminate any Work Order or portion thereof, with or without cause, upon seven (70) days’ written notice to Emmes, unless otherwise agreed in writing by both Parties;

(ii)
either Party may terminate any Work Order immediately upon either Party becoming bankrupt or making an assignment for the benefit of creditors, or upon a receiver or trustee in bankruptcy being appointed for either Party, or upon any proceeding in bankruptcy, receivership, or liquidation being instituted against a Party and continuing for 30 days without being dismissed, or upon a Party otherwise ceasing to exist; or

(iii)
either Party may terminate any Work Order in the event of a material breach in the performance or observance of the other Party’s obligations under any Work Order and failure of the other Party to remedy or cure such default within 30 days after receiving written notice of the default from the non-defaulting Party. For purposes of any Work Order, any delay in payment by Customer exceeding 90 days past the due date may be considered a material breach in performance of Customer’s obligations hereunder.
8.4.
No termination of any Work Order shall have any effect upon continuation of this Agreement or any other Work Order. Immediately upon termination of any Work Order, Emmes shall cease work thereon and provide to Customer (or otherwise dispose of in accordance with Customer’s written instructions) all work in process and all originals and copies of Work Product. Upon invoice therefore, unless the termination relates to a breach by Emmes, Customer shall pay Emmes, consistent with the applicable Work Order, for all work completed in accordance with this Agreement and the applicable Work Order and un-cancelable amounts irrevocably committed-to- be-paid by Emmes, pursuant to this Agreement or the applicable Work Order up to the date of termination. Emmes will promptly refund to Customer the amount, if any, which was prepaid for Services to be provided under this Agreement or a terminated Work Order to the extent those Services were not performed or expenses incurred prior to the effective date of termination, unless the Work Order specifically provides a different obligation for prepaid amounts. Following notice of termination pursuant to this Section 8, or upon expiration of the Term of this Agreement or completion of a Work Order, the Parties shall fully cooperate with each other in all matters relating to the closure of Emmes’ work on behalf of Customer, and with the orderly transfer of all Work Product, Confidential Information, or other documents and materials relating to the Work Order or to each other.

8.5.
Notwithstanding the foregoing, except in the event of a termination under 8.2 or 8.3 above, for a Work Order that is still ongoing and the Term of this Agreement has expired, the Parties agree that the Term will be automatically extended until all work which is ongoing or subject to a binding and unfulfilled Work Order is completed.

8.6.
Notwithstanding any provision herein to the contrary, the provisions of Sections 4 (Confidential and Proprietary Information), 5 (Work Product and Intellectual Property), 9 (Review of Work/Records), 11 (Insurance and Indemnification), and 13 (Miscellaneous) hereof, shall survive any termination or expiration of this Agreement.

8.7.
During the Term, Customer may, upon thirty (30) calendar days’ prior written notice to Emmes, request that

Services under any Work Order, be paused (each, a “Pause”) for the period identified in such notice, which in no event shall exceed a period of six (6) months (the “Pause Period”). Customer shall identify in its written notice to Emmes the reason for such Pause as well as notify Emmes before the expiration of the applicable Pause Period that: (a) it wishes to recommence the Services; or (b) terminate the Agreement in accordance with this Section. If Customer chooses to recommence the Services, the Parties agree that billing rates may be subject to an increase of no more than 10% of the billing rates at the commencement of the startup of Services. Immediate startup of Services may be contingent upon the availability of Emmes’ resources and personnel.

9.
REVIEW OF WORK/RECORDS During the term of this Agreement but no more than once annually, Emmes, if requested, will permit Customer or its representatives (who are not competitors of Emmes) to examine any records, documents, materials, accounts and financial data directly related to the Services performed hereunder, (collectively, the “Records”) at reasonable times and in a reasonable manner to determine that the Services are being conducted in accordance with this Agreement and the facilities are adequate. Notwithstanding the foregoing, Customer or it’s representative may not remove any Records in connection with an examination from an Emmes facility without the express written consent of Emmes. Each Party will maintain all Records for a minimum period of three (3) years, or a longer period as required by Applicable Law (“Retention Period”), following completion of the Services under a specific Work Order.

Emmes may destroy any Records in its possession upon expiration of the Retention Period provided that Emmes will first provide to Customer ninety (90) days’ prior written notice and the opportunity to retrieve those Records during the ninety (90) day notice period, and the applicable Retention Period has passed for records under any given Work Order. Neither Party may use the Records for any other purpose other than as set out in the applicable Work Order without prior written consent from the other Party, except as expressly provided in this Agreement.

10.
CONFLICT OF INTEREST Both Parties agree that they will not undertake and or agree to Work Orders under this Agreement which could create a conflict of interest precluding either Party’s ability to objectively perform Work Orders in a satisfactory manner or that may jeopardize their relationships with their respective customers in carrying out their current or potential contract obligations. However, the Customer acknowledges that Emmes is a contract research organization engaged in the business of providing products and services for biomedical research and clinical trials, including computer systems development, data management, clinical study monitoring and operational support, and that this Agreement shall not preclude Emmes from engaging in its traditional business operations.

11.
INSURANCE AND INDEMNIFICATION

11.1.
Emmes shall maintain insurance, at its own expense, which coverage shall have the following limits of liability adequate for the activities under this Agreement, Such coverage shall be maintained for not less than three (3) years following expiration or termination of this Agreement. Upon written request from Customer, Emmes shall provide written evidence of the following coverage:

11.1.1.
Commercial General Liability excluding products and completed operations with policy limits not less than $1,000,000 per occurrence, including coverage for personal/advertising injury.

11.1.2.
Products and Completed Operations with policy limits and claims made coverage not less than $ 2,000,000 per claim and in the aggregate, including defense inside the limit.

11.1.3.
Professional Liability with policy limits and claims made coverage not less than $ 2,000,000 per occurrence to include the services performed for this clinical trial.

11.1.4.
Property Coverage for monitors and equipment as required.

11.1.5.
Workers Compensation Coverage with Statutory limits, or similar law of the country, including Employer’s Liability.

11.2.
Customer shall maintain, at its own expense, insurance mandated by laws and sufficient to cover activities under applicable Work Order(s) and this Agreement. Such coverage shall be maintained during the Term of this Agreement and applicable Work Order(s) and for not less than three (3) years following expiration or termination of this Agreement. Upon written request from Emmes, Customer shall provide written evidence of the following coverage

11.2.1.
Clinical Trials policy including Products and Completed Operations with policy limits not less than required by applicable laws.

11.2.2.
If applicable, Workers Compensation Coverage with Statutory limits, or similar law of the country, including Employer’s Liability.

11.3.
Upon request of either Party, the other Party shall provide one or more certificates of insurance from its insurance carrier(s) certifying that it has in place the above coverage, adding the requesting Party as a named insured to a specific policy, and providing for sixty (60) days’ written notice to the requesting Party in the event that any such coverage is to be terminated, cancelled, or of any change in terms, limits or conditions where such are to be terminated or reduced below the limits set forth above.

11.4.
Customer shall defend, indemnify and hold harmless Emmes and its Affiliates and Subsidiaries and their respective officers, directors, employees, and agents (“Emmes Indemnitees”) from any loss, damage, cost or expense (including reasonable attorney’s fees) (each, a “Loss”) arising from any claim, demand, assessment, action, suit or proceeding (each, a “Claim”) brought by a third party against Emmes Indemnitees arising from or in connection with (i) the harmful or otherwise unsafe effect of any Customer drug or Customer device; (ii) administration of any Customer drug or Customer device or performance of any procedure during the course of the study in accordance with any Protocol under any Work Order; (iii) the use by Customer of the Trial Data; (iv) a breach of any of Customer’s obligations under this Agreement, including, without limitation, the obligation to comply with Applicable Law; (v) the negligence or willful misconduct on the part of any Customer Indemnitee (as defined below), (vi) proper and appropriate performance of the Services by Emmes in compliance with the terms of this Agreement, Applicable Law and any Protocol under any Work Order; provided that, if such Claim arises in whole or in part from Emmes Indemnitees’ negligence or willful misconduct or the breach by an Emmes Indemnitee of this Agreement, Applicable Law or any Protocol under any Work Order, then the amount of such Loss that Customer shall indemnify Emmes Indemnitees for pursuant to this Agreement shall be reduced by an amount in proportion to the percentage of Emmes Indemnitees’ responsibility for such Loss.

11.5.
Emmes shall defend, indemnify and hold harmless Customer and its Affiliates and Subsidiaries and their respective officers, directors, employees, and agents (“Customer Indemnitees”) from any Loss arising from any Claim brought by a third party against Customer Indemnitees arising from or in connection with (i) the negligence or willful misconduct on the part of any Emmes Indemnitee; or (ii) a breach or a failure by Emmes to act in accordance with this Agreement, Work Order, Protocol or Applicable Law; provided that if such Claim arises in whole or in part from Customer Indemnitees’ negligence or willful misconduct, or the breach by a Customer Indemnitee of this Agreement, Applicable Law or any Protocol under any Work Order, then the amount of such Loss that Emmes shall indemnify Customer Indemnitees for pursuant to this Agreement shall be reduced by an amount in proportion to the percentage of Customer Indemnitees’ responsibility for such Loss.

11.6.
Emmes’ maximum liability to Customer or any Customer Indemnitee for any breach or default related to this Agreement shall be for Emmes, at Customer’s option, to either (i) repeat the Services at issue or (ii) refund the consideration attributable thereto.

11.7.
UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE ENTITLED TO, OR RESPONSIBLE FOR, ANY INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUE OR LOSS OF PROFITS) ARISING IN CONNECTION WITH ANY BREACH OR DEFAULT RELATED TO THIS AGREEMENT, THE PROTOCOL, OR ANY DOCUMENTS RELATED THERETO.

12.
CYBERSECURITY INSURANCE AND DATA BREACH NOTIFICATION

12.1.
Customer shall at its sole cost and expense procure and maintain throughout the term of this Agreement and for two (2) years following the termination or expiration of this Agreement cyber/network privacy insurance with limits of $5,000,000 per claim/in aggregate. Such policy shall provide coverage for disclosures and/or breaches of personal information, protected health information or other confidential information (collectively “Protected Data”) arising out of or relating to Customer’s Services.

12.2.
Such policy shall also include coverage applicable to first- and third-party claims including but not limited to data compromise expenses and liability, forensic review costs, legal review costs, data restoration and re-creation costs, public relations costs, extortion costs, network security liability, identity recovery costs, regulatory fines and penalties, and credit monitoring costs. Such policy shall not contain exclusions for the acts or omissions of either the Customer or Emmes or their respective employees, agents, subcontractors or volunteers, whether intentional or unintentional, resulting in or relating to any use of the Protected Data not expressly permitted by this Agreement.

12.3.
Customer must notify Emmes at least thirty (30) days prior to the cancellation or modification of such policy and plans to replace it. Customer shall not have a self-insured retention (SIR) greater than: $250,000. In addition to the self-insured retention, this insurance will not have any co-

insurance clauses. Customer policy shall include a provision to include Emmes, its Subsidiaries, and its directors, officers and employees, as Additional Insureds.

12.4.
Customer will notify Emmes, in writing, about any actual or suspected security incident, any breach of Protected Data, or any situation which may affect any IT Infrastructure or data or facilities owned, leased or used by and/or provided for use by Customer, which may affect the performance of obligations under this Agreement, without undue delay and in any event within 24 hours after Customer becomes aware or suspects that a security incident or breach has occurred. Such notification will be, in the first instance, sent by e-mail to the following email address: sirt@emmes.com and immediately followed up by telephone to 301-251-1161 and request to speak to the Chief Information Security Officer, Ido Dubrawsky.

13.
DATA TRANSFERS

In the event of data transfers crossing different jurisdictions, the Parties agree to comply with applicable data privacy and transfer legislation.

14.
ETHICS HOTLINE

14.1.
Emmes is dedicated to conducting its business in an ethical and legal manner. Emmes employees are bound to comply with the Emmes code of conduct, including complying with all applicable laws, disclosing any conflict of interest, and otherwise acting in a manner that places Emmes’ interests above any personal interest. If Customer would like to file a report regarding possible unethical behavior by an Emmes employee, Customer may contact the Emmes third-party Ethics Hotline at 1-844-784-0297 (individuals outside of the U.S. will need to use the (001) U.S. country code). Customer may also go to www.ethicspoint.com and choose “File A New Report.” Then, enter “Emmes” and go to the Emmes page to file your report. A report may be made on an anonymous basis. All reports are treated confidentially. Emmes is committed to non-retaliation against any individual who makes a report.

15.
MISCELLANEOUS

15.1.
Governing Law; Attorney’s Fees This Agreement shall be governed by the laws of the State of Maryland without regard to conflict of laws principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the Parties in the courts of the State of Maryland or, if it has or can acquire jurisdiction, in the United States District Court for the District of Maryland, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to personal jurisdiction or venue therein. The substantially prevailing Party in any legal dispute shall be entitled to recover its reasonable attorney’s fees and costs.

15.2.
Waiver Waiver of any provision of this Agreement will not be deemed a waiver of any other provision of this Agreement, nor will waiver of any breach of this Agreement be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

15.3.
Severability If any part, term or provision of this Agreement is held void, illegal, unenforceable, or in conflict with any law of any federal, state, or local government having jurisdiction over this Agreement or its subject matter, the validity of the remaining portions or provisions will not be affected thereby.

15.4.
Non-Solicitation Neither Party shall, during the term of this Agreement and for one (1) year after its termination for any reason, solicit for hire, or hire, as an employee, consultant, or otherwise, any of the other Party’s employees who have had direct involvement with work or services contemplated herein, without such other Party’s express written consent, provided, however, that neither Party will be precluded from hiring any employee of the other Party who responds to any public notice or advertisement of an employment opportunity.

15.5.
Excusable Delay Neither Customer nor Emmes will be liable for any delays resulting from circumstances beyond its reasonable control. The Party or Parties so affected will be excused from performance under this Agreement for the period of time attributable to such delay. In the event of any delay, the Parties may, in their sole discretion, revise this Agreement by amending the applicable Work Order, including without limitation, the payment provisions, delivery schedules, and other provisions set out in the Work Order, as appropriate, by mutual written agreement.

15.6.
Entire Agreement; Amendments This Agreement, together with each Work Order, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous agreements (written and oral), negotiations and discussions, if any, relating thereto. The Parties may modify or amend the provisions of this Agreement or any Work Order only by an instrument in writing duly executed by both Parties.

15.7.
Order of Precedence; Controlling Terms In the event of any conflict or ambiguity between or among the provisions contained in the Agreement and the Work Order, the provisions contained in the Agreement shall prevail.

15.8.
Binding Agreement; Assignment This Agreement and each Work Order shall be binding upon and inure to the benefit of both Parties and their respective successors and permitted assigns. Neither this Agreement, nor any Work Order, nor any of either Party’s rights hereunder or there under may be assigned or otherwise transferred by either Party without the prior written consent of the other, except that either Party may assign this Agreement to any affiliate or subsidiary or to entity with which it may merge or amalgamate or any purchaser of all or substantially all of the portion of the business to which this Agreement relates.

15.9.
Counterparts This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. Both counterparts will be construed together and will constitute one and the same agreement. This Agreement may be executed by the Parties and transmitted by facsimile transmission and if so executed and transmitted this Agreement will be for all purposes as effective as if the Parties had delivered an executed original Agreement.

15.10.
Contract Representatives and Formal Notice Any notice required or permitted to be given by either Party hereunder or under any Work Order shall be in writing and shall be deemed given on the date received if delivered personally, one day after prepaid deposit with any nationally recognized overnight delivery service, at the time of transmission if sent by facsimile, or three days after the date postmarked if sent postage prepaid by registered or certified mail, return receipt requested, to the following addresses:

If to Emmes:

Name:	Legal Department
Company:	Emmes Biopharma Services LLC
Address:	401 North Washington Street, Suite 700
City, State and zip:	Rockville, Maryland 20850
Phone:	301-251-1161
Email:	legal@emmes.com

With a copy to Krista Sharma, ksharma@emmes.com

If to Customer:

Name:	David Portnoy
Title:	Chairman & Co-CEO
Company:	Cryo-Cell Internation, Inc.
Address:	700 Brooker CreekBlvd., #1800
City, State andzip:	Oldsmar, FL 34677
Phone:	786-213-9054
Fax:
Email:	dportnoy@cryo-cell.com

IN WITNESS WHEREOF, the Parties, through their duly authorized representatives, have executed this Agreement as of the Effective Date.

For: Cryo-Cell International, Inc.	For: EmmesBiopharma Services LLC
David Portnoy	Rhonda Henry
Printed Name of Authorized Person /s/ David Portnoy	Printed Name of Authorized Person /s/ Rhonda Henry
Signature of Authorized Person	Signature of Authorized Person
Chairman & Co-CEO	President
Title of Authorized Person August 21, 2023	Title of Authorized Person August 10, 2023
Date	Date